Exhibit 99.1

COMTECH TELECOMMUNICATIONS CORP. PRICES $200.0 MILLION

CONVERTIBLE SENIOR NOTES OFFERING

MELVILLE, N.Y. – May 4, 2009 - Comtech Telecommunications Corp. (Nasdaq: CMTL) (the “Company” or “Comtech”) announced today the pricing of its offering of $200.0 million aggregate principal amount of 3.0% Convertible Senior Notes due 2029 in a private placement to “qualified institutional buyers” pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The sale of the notes is expected to close on May 8, 2009. Comtech also granted the initial purchasers of the notes a 30-day option to purchase up to an additional $30.0 million aggregate principal amount of the notes.

The notes will bear interest at a rate of 3.0% per year and mature on May 1, 2029. Holders may convert the notes, at their option, into shares of Comtech’s common stock at an initial conversion price of $36.44 per share (a conversion rate of 27.4395 shares per $1,000 principal amount of notes), at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date, subject to adjustment in certain circumstances. Comtech may, at its option, redeem some or all of the notes on or after May 5, 2014 solely for cash. Holders of the notes will have the right to require Comtech to repurchase some or all of the outstanding notes, solely for cash, on May 1, 2014, May 1, 2019 and May 1, 2024 and upon certain events, including a change in control.

The notes are senior unsecured obligations of Comtech. Comtech intends to use the net proceeds of the offering to fund its acquisition strategy and for general corporate purposes.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction where such offer, solicitation or sale is unlawful. The offering is being made only to qualified institutional buyers. Any offers of the securities will be made only by means of a confidential offering memorandum. The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

About Comtech

Comtech Telecommunications Corp. designs, develops, produces and markets innovative products, systems and services for advanced communications solutions. The Company conducts business through three complementary segments: telecommunications transmission, mobile data communications and RF microwave amplifiers. The Company sells products to a diverse customer base in the global commercial and government communications markets.

Certain information in this press release contains statements that are forward-looking in nature within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, and involve certain significant risks and uncertainties. Actual results could differ materially from such forward-looking information. The Company’s Securities and Exchange Commission filings identify many such risks and uncertainties. Any forward-looking information in this press release is qualified in its entirety by the risks and uncertainties described in such Securities and Exchange Commission filings.

PCMTL

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Media Contacts:

Michael D. Porcelain, Senior Vice President and Chief Financial Officer

Jerome Kapelus, Senior Vice President, Strategy and Business Development

(631) 962-7000

Info@comtechtel.com